Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of chinadotcom corporation of our report dated February 9, 2004 relating to the financial statements of IMI Global Holdings Ireland Limited, which appears in chinadotcom corporation’s Annual Report on Form 20-F/A for the year ended December 31, 2003.

     /s/PricewaterhouseCoopers LLP
Philadelphia, PA
March 29, 2005